Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-263883

Prospectus Supplement No. 7

(To Prospectus dated June 2, 2022)

DAKOTA GOLD CORP.
106 Glendale Drive, Suite A,
Lead, South Dakota, 57754
(605) 906-8363

This prospectus supplement updates, amends and supplements the prospectus dated June 2, 2022 (the "Prospectus"), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-263883). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K (the "Current Report"), filed with the SEC on February 23, 2023. Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Dakota Gold Corp.'s common stock is traded on the NYSE American stock exchange under the symbol "DC." On February 22, 2023, the closing price of our common stock was $2.86.

We are an "emerging growth company" under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See "Risk Factors" beginning on page 9 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 23, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2023

DAKOTA GOLD CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-41349	85-3475290
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

106 Glendale Drive, Suite A,
Lead, South Dakota, United States 57754
(Address of principal executive offices) (ZIP Code)

Registrant's telephone number, including area code: (605) 906-8363

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.001 per share	DC	NYSE American LLC
Warrants, each warrant exercisable for one share of the Registrant's common stock at an exercise price of $2.08	DC.WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2023, the board of directors (the "Board") of Dakota Gold Corp. (the "Company"), on recommendation by the compensation committee of the Board (the "Compensation Committee"), approved certain changes to the compensation of the Company's executive officers and directors, as more particularly described below.

The base salary of Jonathan Awde, the Company's President, Chief Executive Officer and a director of the Company, was increased to $310,000. Pursuant to the Company's short-term incentive plan (the "STIP"), Mr. Awde is eligible to receive an annual incentive cash bonus with a target equal to 60% of his base salary, subject to the achievement of certain corporate performance goals as specified by the Board on recommendation of the Compensation Committee. In addition, pursuant to the Company's long-term incentive plan (the "LTIP"), Mr. Awde will receive an annual grant of securities of the Company equal to $450,000, comprised of 50% performance share units ("PSUs"), 25% restricted share units ("RSUs") and 25% stock options ("Options"). The PSUs, RSUs and Options each have a three-year vesting period, with one-third vesting each year for three years.

The base salary of Gerald Aberle, the Company's Chief Operating Officer and a director of the Company, was increased to $285,000. Pursuant to the STIP, Mr. Aberle is eligible to receive an annual incentive cash bonus with a target equal to 60% of his base salary, subject to the achievement of certain corporate performance goals as specified by the Board on recommendation of the Compensation Committee. In addition, pursuant to the LTIP, Mr. Aberle will receive an annual grant of securities of the Company equal to $400,000, comprised of 50% PSUs, 25% RSUs and 25% Options. The PSUs, RSUs and Options each have a three-year vesting period, with one-third vesting each year for three years.

The base salary of Shawn Campbell, the Company's Chief Financial Officer, was increased to $225,000. Pursuant to the STIP, Mr. Campbell is eligible to receive an annual incentive cash bonus with a target equal to 50% of his base salary, subject to the achievement of certain corporate performance goals as specified by the Board on recommendation of the Compensation Committee. In addition, pursuant to the LTIP, Mr. Campbell will receive an annual grant of securities of the Company equal to $300,000, comprised of 50% PSUs, 25% RSUs and 25% Options. The PSUs, RSUs and Options each have a three-year vesting period, with one-third vesting each year for three years.

The base salary of James Berry, the Company's Vice-President of Exploration, was increased to $225,000. Pursuant to the STIP, Mr. Berry is eligible to receive an annual incentive cash bonus with a target equal to 50% of his base salary, subject to the achievement of certain corporate performance goals as specified by the Board on recommendation of the Compensation Committee. In addition, pursuant to the LTIP, Mr. Berry will receive an annual grant of securities of the Company equal to $350,000, comprised of 50% PSUs, 25% RSUs and 25% Options. The PSUs, RSUs and Options each have a three-year vesting period, with one-third vesting each year for three years.

Patrick Malone, the Company's Chief Sustainability Officer, continues to receive a base salary of $250,000. Pursuant to the STIP, Mr. Malone is eligible to receive an annual incentive cash bonus with a target equal to 50% of his base salary, subject to the achievement of certain corporate performance goals as specified by the Board on recommendation of the Compensation Committee. In addition, pursuant to the LTIP, Mr. Berry will receive an annual grant of securities of the Company equal to $350,000, comprised of 50% PSUs, 25% RSUs and 25% Options. The PSUs, RSUs and Options each have a three-year vesting period, with one-third vesting each year for three years.

Non-executive directors will receive an annual cash retainer of $36,000. In addition, chairs of committees of the Board will receive an additional cash retainer of $14,000 and each Co-Chair of the Board will receive an additional cash retainer of $36,000. Robert Quartermain, Co-Chair of the Board, has elected not to receive any cash fees for his services as a non-executive director for the Company and instead has asked that the Company donate the fees he would have otherwise received to various causes and initiatives. In addition, pursuant to the LTIP, non-executive directors, excluding the Co-Chairs, will receive an annual grant of $100,000 of RSUs and each Co-Chair of the Board will receive an annual grant of $150,000 of RSUs. The RSUs each have a three-year vesting period, with one-third vesting each year for three years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAKOTA GOLD CORP.

/s/ Shawn Campbell
Name: Shawn Campbell Title: Chief Financial Officer

Date:  February 23, 2023